EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference by China Armco Metals, Inc. in the Registration Statement Form S-8 of our report dated March 30, 2012 on the consolidated balance sheets of China Armco Metals, Inc and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

October 22, 2012